Exhibit 99.2

RECOTHROM BUSINESS

STATEMENT OF NET REVENUES AND DIRECT EXPENSES FOR THE YEAR ENDED DECEMBER 31, 2012

Dollars in Thousands

Year Ended
December 31, 2012
Net Revenues	$67,296
Direct Expenses:
Cost of products sold	29,420
Amortization expense	15,727
Impairment charge	120,000
Marketing, selling and administrative	25,415
Research and development	4,452
Total Direct Expenses	195,014
Excess of Direct Expenses Over Revenues	$127,718

The accompanying notes are in integral part of these statements

RECOTHROM BUSINESS

NOTES TO STATEMENT OF NET REVENUES AND DIRECT EXPENSES

NOTE 1. BACKGROUND AND DESCRIPTION OF BUSINESS

The Recothrom business was purchased by Bristol-Myers Squibb Company (BMS) in connection with BMS’s acquisition of ZymoGenetics, Inc. (ZymoGenetics) in 2010.  Recothrom is a recombinant thrombin for use as a topical hemostat to control non-arterial bleeding during surgical procedures.  BMS markets Recothrom in the United States (U.S.) through dedicated commercial and medical teams, including sales and sales operations, marketing and medical affairs.

In December 2012, BMS and The Medicines Company (MedCo) agreed to enter into a two year collaboration for the Recothrom business.  On February 8, 2013, the collaboration became effective.  The rights and obligations of the parties are governed primarily by a master transaction agreement.

Pursuant to the master transaction agreement, MedCo paid BMS an upfront fee in the amount of $105 million at the start of the collaboration period in consideration for (a) the right to sell, distribute and market Recothrom on a global basis for a two year period and (b) the transfer of certain limited assets exclusively related to Recothrom (primarily the Biologics License Application and related regulatory assets) by BMS to MedCo.  No pre-existing liabilities related to the Recothrom business (contingent or otherwise) arising prior to the collaboration period were assumed by MedCo and no significant tangible assets related to the Recothrom business were acquired by MedCo.  During the collaboration term, MedCo  has certain responsibilities relating to Recothrom including sales, distribution, marketing and regulatory matters.  During the collaboration term, BMS   exclusively supplies Recothrom to MedCo pursuant to a supply agreement at cost plus a markup, and also receives from MedCo royalty payments equal to a tiered percentage of net sales of Recothrom products.  Subject to extension in certain circumstances, the term of the master transaction agreement expires upon the earlier of (i) the date which is two (2) years after the start of the collaboration period and (ii) the closing of the purchase and sale of the assets following exercise by MedCo of its option to acquire Recothrom and certain related assets.

BMS granted MedCo an option to acquire the patents, trademarks, inventory and certain other assets exclusively related to Recothrom in consideration for a $10 million option fee, paid at the start of the collaboration.  The option may be exercised in MedCo’s discretion after the first anniversary of the commencement of the collaboration term and prior to the date which is 18 months after the start of the collaboration, with closing to occur upon the expiration of the collaboration term, subject to the fulfillment or waiver of certain closing conditions.  The purchase price to be paid to BMS at closing of the option transaction is based upon a multiple of net sales, plus the cost of inventory held by BMS at the option exercise date.  The closing of the sale transaction will be subject to certain closing conditions, including (i) valid exercise of MedCo’s option under the option agreement and (ii) termination or expiration of the waiting periods under relevant competition laws, if applicable.

If MedCo does not validly exercise its option to acquire Recothrom, ownership of the assets would revert to or stay with BMS and the master transaction agreement, the supply agreement and all other related agreements would terminate.  The master transaction agreement and the supply agreement contain customary representations, warranties, covenants and indemnification obligations.

BMS provides certain transitional services to MedCo, primarily relating to information technology, regulatory, order processing, distribution and other services in exchange for a fee during a period of up to six months following the start of the collaboration period.  Substantially all employees of BMS directly engaged in promotion, marketing and sale of the Recothrom business have been transferred to MedCo in connection with the transaction.

NOTE 2: BASIS OF PRESENTATION

The accompanying statement of Net Revenues and Direct Expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission related to the transaction regarding the Recothrom business and is not intended to be a complete presentation of the results of operations for the periods presented.  Such statement has been derived from the accounting records maintained by BMS, and only includes the net revenues of the Recothrom business and direct expenses attributed to the net revenues, including the amortization and impairment charges associated with the intangible assets that resulted from BMS’s acquisition of ZymoGenetics (Note 3).  BMS did not historically prepare financial statements or maintain stand-alone accounts receivable, accounts payable, cash accounts, corporate treasury, legal, tax or other similar corporate support functions for the Recothrom business. Because there is only limited discrete information available for the Recothrom business, it is impracticable to prepare a complete presentation of financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States (U.S. GAAP).  The accompanying statement excludes costs and expenses not directly attributed to the Recothrom business (such as corporate, shared services and other indirect general and administrative costs) as well as interest income/expense and income taxes.

Accordingly, the accompanying statement does not purport to present results of operations of the Recothrom business that would have resulted if the Recothrom business had operated on a stand-alone basis.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements requires the use of management estimates and assumptions that are based on complex judgments.  The most significant assumptions are employed in estimates used in determining the fair value and potential impairment of intangible assets and sales rebate and return accruals used in revenue recognition.  Actual results may differ from estimated results.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the sales price is fixed and determinable, collectability is reasonably assured and title and substantially all of the risks and rewards of ownership have transferred, which is generally at time of shipment.  Provisions are made at the time of revenue recognition for expected sales returns, discounts, rebates and estimated sales allowances based on historical experience updated for changes in facts and circumstances including the impact of new legislation.  Such provisions are recognized as a reduction of revenue.

Advertising and Product Promotion Costs

Advertising and product promotion costs are expensed as incurred.

Cost of Products Sold

The historical cost of inventories acquired by BMS in connection with its acquisition of ZymoGenetics was increased by $27 million in order to recognize inventories at fair value.  The fair value adjustment is amortized evenly over the expected utilization period of 35 months.   Cost of products sold includes the amortization of the fair value adjustment of $9,360 thousand during the year ended December 31, 2012.

Research and Development

Research and development costs are expensed as incurred.

Intangible Asset

BMS completed its acquisition of ZymoGenetics Inc. (ZymoGenetics) during October, 2010.  The estimated fair value attributed to Recothrom’s Developed Technology Rights acquired in that transaction was $230 million, which was being amortized over an estimated useful life of 10 years.

An impairment charge of $120 million was recognized during the year ended December 31, 2012 resulting from a write-down to fair value of developed technology rights acquired in BMS’s acquisition of ZymoGenetics.  The impairment charge resulted from continued competitive pricing pressures and a reduction in the undiscounted projected cash flows to an amount less than the carrying value of the intangible asset at June 30, 2012. The impairment charge was calculated as the difference between the fair value of the asset based on the discounted value of the estimated future cash flows and the carrying value of the intangible asset and was considered a Level 3 fair value measurement.

Changes in the intangible asset during the year ended December 31, 2012 were as follows:

Year Ended
Dollars in Thousands	December 31, 2012
Balance at beginning of period	$201,250
Amortization expense	(15,727)
Impairment charge	(120,000)
Balance at end of the period	$65,523

As described in Note 1, the master transaction agreement between BMS and MedCo provides for the transfer of certain limited assets related to Recothrom (primarily the Biologics License Application and related regulatory assets). The intangible asset values reported in the table above represented the value ascribed in 2010 by BMS for the purchase of all of the rights to Recothrom less amortization and impairment since that date, and such carrying amounts recorded by BMS at each respective period above and related amortization are not intended to represent the fair value of the certain limited assets transferred to MedCo as part of the master transaction agreement at the commencement of the collaboration term.

NOTE 4: SUBSEQUENT EVENTS

BMS has evaluated whether any events have occurred through May 28, 2013, the date the financial statements were issued, that require consideration as adjustments to, or disclosures in, the financial statements.

NOTE 5: TANGIBLE ASSETS RELATED TO THE RECOTHROM BUSINESS (UNAUDITED)

The carrying value of the aggregate tangible assets related to the Recothrom business, which consisted primarily of inventory and receivables, was $78 million at December 31, 2012.  As described in Note 1, no significant tangible assets related to the Recothrom business were acquired by MedCo.